Exhibit 99.1

Cell Therapeutics, Inc.

Making cancer more treatable

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. (CTI) Announces First Quarter 2007

Financial Results

May 2, 2007 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ: CTICD and MTAX: CTIC) reported financial results for the quarter ended March 31, 2007. Total operating expenses for the quarter totaled $23.6 million compared to $26.5 million for the comparable period in 2006. Net loss attributable to common shareholders for the quarter totaled $28.7 million ($0.76 per share) versus a net loss attributable to common shareholders of $51.9 million ($2.31 per share) for the quarter ended March 31, 2006. The Company ended the quarter with approximately $48.7 million in cash and cash equivalents, securities available-for-sale, and interest receivable, before taking into account gross proceeds of $37.2 million received from the recent convertible preferred stock and warrants offering and payment of a $10.6 million settlement expense in April 2007.

“CTI is focused on re-entering the blood-related cancer market. The Company will look at acquiring one or more near-term products that could re-establish our commercial efforts in anticipation of a potential pixantrone NDA in 2008, depending on interim results from our pivotal trial later this year,” said James A. Bianco, M.D., President and CEO of CTI. “With the planned expansion of pixantrone pivotal studies into indolent NHL, the initiation of a gender-specific trial in lung cancer with XYOTAX, and the exciting prospects of Aequus and our preclinical programs, 2007 promises to be a very exciting year for repositioning the Company for growth.”

Recent Highlights

•	Raised approximately $57.2 million ($20.0 million and $37.2 million gross proceeds) from two convertible preferred stock and warrant offerings

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Announced plans to form a new spin-off company, Aequus BioPharma, Inc. to develop a Genetic Polymer™ technology that was created at CTI to speed the manufacture, development and commercialization of novel biopharmaceuticals including follow-on biologics and siRNA

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Submitted a protocol under Special Protocol Assessment (“SPA”) guidelines to the U.S. Food and Drug Administration (“FDA”) for a pivotal clinical trial, known as PIX303, for pixantrone combination chemotherapy in patients with indolent non-Hodgkin’s lymphoma (NHL)

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Page 2 of 4	CTI 1Q07 Financial Results

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Submitted protocols under SPA guidelines to FDA for two pivotal clinical trials, known as PGT306 and PGT307, for XYOTAX™ (paclitaxel poliglumex) in women with lung cancer who have not received prior chemotherapy

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Reported on preliminary results in an investigator-sponsored phase II study of XYOTAX™ in patients with taxane-resistant androgen independent prostate cancer showing ‘encouraging’ major responses, which were presented at a medical conference in February

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Effected a one-for-four reverse stock split of common stock in an attempt to bring the capital structure and balance sheet in line with other pre-commercial stage companies and make the stock more available to a wider cross section of institutional fund investors

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Received approval in a special meeting of shareholders to amend and restate the Company’s articles of incorporation to increase the number of authorized shares; the current authorized shares are 100 million of common stock and 10 million of preferred stock

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Settled government claims, arising from an investigation dating to 2004, of allegations regarding alleged overpayments by Medicare to doctors who prescribed the anti-cancer drug, TRISENOX, with a full release from liability and no admission of wrongdoing by CTI; CTI filed suit against the Lash Group alleging that it provided CTI negligent professional advice about Medicare reimbursements which created this liability

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the forward-looking statements contained in this press release include statements about future financial and operating results and risks and uncertainties that could affect the development of CTI’s products under development, including XYOTAX and pixantrone. These risks include, but are not limited to, preclinical, clinical, and sales and marketing developments in the biopharmaceutical industry in general and in particular including, without limitation, the enrollment and completion of planned and ongoing clinical trials, the timely submission and review of regulatory applications for XYOTAX and pixantrone, the potential failure of XYOTAX to prove safe and effective for or to be approved for use in the treatment of non-small cell lung and ovarian cancers, the potential failure of pixantrone to prove safe and effective for aggressive or indolent non-Hodgkin’s lymphoma, determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing and selling XYOTAX and pixantrone, risks related to private party claims arising

www.cticseattle.com

Page 3 of 4	CTI 1Q07 Financial Results

out of the Department of Justice investigation, and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, and 10-Q. Except as may be required by Italian law, CTI is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Media Contact:

Cell Therapeutics, Inc.

Dan Eramian

T: 206.272.4343

C: 206.854.1200

Susan Callahan

T: 206.272.4472

F: 206.272.4434

E: media@ctiseattle.com

www.cticseattle.com/media.htm

Investors Contact:

Cell Therapeutics, Inc.

Leah Grant

T: 206.282.7100

F: 206.272.4434

E: invest@ctiseattle.com

www.cticseattle.com/investors.htm

www.cticseattle.com

Cell Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2007	2006
Revenues:
License and contract revenue	$20	$20

Total revenues	20	20

Operating expenses:
Research and development	15,286	15,764
Selling, general and administrative	8,130	10,563
Amortization of purchased intangibles	207	189

Total operating expenses	23,623	26,516

Loss from operations	(23,603)	(26,496)
Other income (expense):
Investment and other income, net	703	542
Interest expense	(3,916)	(8,628)
Foreign exchange gain	447	291
Make-whole interest expense	(2,310)	(20,166)
Gain on derivative liabilities	2,708	3,424
Settlement expense	(143)	(883)

Net loss	(26,114)	(51,916)

Preferred stock beneficial conversion feature	(2,594)	—
Preferred stock dividends	(31)	—

Net loss attributable to common shareholders	$(28,739)	$(51,916)

Basic and diluted net loss per common share	$(0.76)	$(2.31)

Shares used in calculation of basic and diluted net loss per common share (1)	37,588	22,500

Balance Sheet Data:	(amounts in thousands)

	March 31, 2007	December 31, 2006
	(unaudited)
Cash and cash equivalents, securities available-for-sale and interest receivable	$48,738	$54,407
Working capital	24,238	30,166
Total assets	94,355	101,821
Convertible debt	156,943	166,178
Accumulated deficit	(989,847)	(961,108)
Shareholders’ deficit	(106,909)	(101,604)

(1)	Amounts reflect a one-for-four reverse stock split of our common stock effective April 15, 2007.